Filed pursuant to Rule 433

Registration No. 333-223919

PRICING TERM SHEET

March 31, 2020

General Mills, Inc.

$750,000,000 2.875% Notes due 2030

Issuer:	General Mills, Inc.

Offering Format:	SEC Registered

Trade Date:	March 31, 2020

Settlement Date:

April 3, 2020

We expect to deliver the notes against payment for the notes on the third business day following the date of the pricing of the notes (“T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Day Count Convention:	30 / 360

Title:	2.875% Notes due 2030

Principal Amount:	$750,000,000

Maturity Date:	April 15, 2030

Coupon (Interest Rate):	2.875%

Price to Public:	99.800%

Yield to Maturity:	2.898%

Spread to Benchmark Treasury:	+225 bps

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-04+; 0.648%

Interest Payment Dates:	Semi-annually on each April 15 and October 15, commencing October 15, 2020

CUSIP / ISIN:	370334 CL6 / US370334CL64

Optional Redemption Provisions:

Make-whole Redemption:	At any time prior to January 15, 2030, in whole or in part at any time at General Mills’ option at the redemption price equal to the respective make-whole amount described in the Prospectus, plus in each case accrued and unpaid interest to the redemption date.

Par Redemption:	At any time on or after January 15, 2030, at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Joint Book-Running Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc. TD Securities (USA) LLC MUFG Securities Americas Inc.

Co-Manager:	Academy Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC by calling 1-866-718-1649 or emailing prospectus@morganstanley.com.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on March 31, 2020 relating to its Prospectus dated March 26, 2018.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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